Exhibit 10.4 — Director Compensation Arrangement

TODCO
Director Compensation
(effective January 1, 2005)

CASH COMPENSATION

Annual Director’s Retainer (excluding the Chairman of the Board)	$35,000

Annual Chairman of the Board Retainer	$140,000
(calculated by multiplying the Annual Director retainer by four)

Additional Fee for attendance at a Meeting of the Board or a Board Committee	$1,500 per meeting

Additional Fee for serving as Chairman of a Board Committee

Audit Committee	$15,000 per year
Executive Compensation Committee	$10,000 per year
Corporate Governance Committee	$10,000 per year

EQUITY COMPENSATION

All Eligible Directors shall receive Grants under the TODCO Long Term Incentive Plan as follows:

Upon election to the Board	5,000 fully-vested deferred stock units (“DSUs”) payable in shares of common stock on the earlier of five years from the date of grant or termination from the Board. Directors may also elect to further defer the receipt of the common shares.

On the date of each Annual General Meeting thereafter	$65,000 in fully-vested DSUs, which is converted to DSUs on the date of grant (i.e., the annual shareholders’ meeting) based on the closing price of TODCO shares as reported in Wall Street Journal for that date. DSUs are payable in shares of common stock on the earlier of five years from the date of grant or termination from the Board. Directors also may elect to further defer the receipt of the common shares.

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